ASSET PURCHASE AGREEMENT

by and among

GRAND RIVER NAVIGATION COMPANY, INC., as Purchaser,

and

U.S. UNITED OCEAN SERVICES, LLC, as Seller

Dated as of September 21, 2011

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Section 12.4.	Amendments and Waivers.	22
Section 12.5.	Severability.	22
Section 12.6.	Assignment; Successors and Assigns.	22
Section 12.7.	No Third Party Beneficiaries.	22
Section 12.8.	Publicity.	22
Section 12.9.	Governing Law; Arbitration; Direct Claims.	23
Section 12.10.	Bulk Sales Laws.	23
Section 12.11.	Headings.	24
Section 12.12.	Number and Gender.	24
Section 12.13.	Specific Performance.	24
Section 12.14.	Entire Agreement; Integration.	24

EXHIBITS

Exhibit A	Form of Bill of Sale

SCHEDULES

Schedule A	Leased Equipment
Schedule B	Status Classifications and Recommendations

SELLER DISCLOSURE LETTER SECTIONS

Section 4.3(b)	Consents
Section 4.12(b)	Condition of Assets

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ASSET PURCHASE AGREEMENT

ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of September 21, 2011, is made by and among Grand River Navigation Company, Inc., a corporation formed under the laws of Delaware (“Purchaser”), and U.S. United Ocean Services, LLC, a Florida limited liability company (“Seller”).

RECITALS

WHEREAS, pursuant to that certain Early Termination and Option Agreement (the “Option Agreement”), by and between Seller, as charterer under the Demise Charter (as defined below), and U.S. Bank National Association (“U.S. Bank”), as seller, Seller has the option to purchase directly, or designate a third-party purchaser to acquire, all right, title and interest in certain barges, including the Vessel (as defined herein);

WHEREAS, Purchaser desires to be designated, and Seller desires to designate Purchaser, as a third-party designee under the Option Agreement in respect of the purchase of the Vessel;

WHEREAS, pursuant to that certain demise charter agreement dated December 21, 2001 (the “Demise Charter”), as modified and amended, between U.S. Bank, not in its individual capacity but solely as trustee, as shipowner, and Seller, as charterer, Seller is the owner of additional Vessel Stores and Equipment (as hereinafter defined);

WHEREAS, Seller desires to sell to Purchaser, and Purchaser desires to purchase from Seller, the Vessel Stores and Equipment upon the terms and subject to the conditions set forth herein, and Seller otherwise desires to make certain representations, warranties, covenants and agreements for the benefit of Purchaser in connection with Purchaser’s acquisition of the Vessel; and

WHEREAS, pursuant to an Asset Purchase Agreement, dated of even date herewith, between Seller and Purchaser, Seller has agreed to sell, and Purchaser has agreed to purchase, the vessel known as Beverly Anderson (O.N. 646729) (the “Beverly Anderson”).

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1.  Certain Defined Terms.  For purposes of this Agreement, the following terms shall have the following meanings:

“Action” means any action, claim, suit, arbitration, inquiry, proceeding or investigation by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any other Person that, directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with such specified Person.  For purposes of this definition, the term “control” means the power to direct or cause the direction of the management of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlled” and “controlling” have meanings correlative to the foregoing.

“Agreed Amount” has the meaning set forth in Section 12.9(c).

“Ancillary Agreements” means the other agreements, documents and certificates to be executed and delivered pursuant to this Agreement.

“Beverly Anderson” has the meaning set forth in the recitals.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks in New York, New York are authorized or required by Law to be closed.

“Claimed Amount” has the meaning set forth in Section 12.9(c).

“Claim Notice” has the meaning set forth in Section 10.5(a).

“Closing” has the meaning set forth in Section 3.2.

“Closing Date” has the meaning set forth in Section 3.2.

“Code” means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

“Consent” means any consent, approval, authorization, qualification, waiver, registration or notification required to be obtained from, filed with or delivered to a Governmental Authority or any other Person in connection with the consummation of the transactions provided for herein.

“Damages” means any and all damages, losses, liabilities, costs and expenses (including expenses of investigation and reasonable fees and expenses of counsel and other professionals) paid or payable by an Indemnified Party.

“Demise Charter” has the meaning set forth in the Preamble.

“Environment” means soil, surface waters, ground waters, land, stream, sediments, surface or subsurface strata and ambient air.

“Environmental Condition” means any condition with respect to the Environment caused by a release of Hazardous Substances or violation of Environmental Laws, whether or not yet discovered, which could or does result in any Damages to Seller or Purchaser, including, without limitation, any condition resulting from the operation of the Vessel.

“Environmental Laws” shall mean all Laws relating to the pollution of or protection of the Environment, from contamination by, or relating to injury to, or the protection of, real or personal property or human health or the Environment, including, without limitation, all valid and lawful requirements of courts and other Governmental Authorities pertaining to reporting, licensing, permitting, investigation, remediation and removal of, emissions, discharges, releases or threatened releases of Hazardous Substances, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances, pollutants, contaminants or hazardous or toxic substances, materials or wastes, including, without limitation, the Oil and Pollution Act of 1990, the Comprehensive Environmental Response, Compensation, and Liability Act (CERCLA) of 1980 and the Clean Air Act of 1990.

“Fuel Value” means the value of the remaining bunkers and unused lubricating oils in storage tanks and sealed drums remaining on Vessel on the date immediately prior to the Closing Date, which shall be determined at Seller’s actual cost for such remaining bunkers and unused lubricating oils (excluding barging expenses).

“General Enforceability Exceptions” means (i) applicable bankruptcy, reorganization, insolvency, moratorium or other similar Laws affecting the enforcement of creditors’ rights generally from time to time in effect and (ii) the availability of equitable remedies (regardless of whether enforceability is considered in a proceeding at law or in equity).

“Geographic Trade Zone” means the Great Lakes of North America, their connecting and tributary waterways, and the St. Lawrence River, Gulf of St. Lawrence and Cabot Strait, and the port of Halifax, Nova Scotia, and the Atlantic Ocean north of the latitude of  Cape Sable, Nova Scotia.

“Governmental Authority” means any foreign, federal, state, provincial, local or other government, governmental, regulatory or administrative authority, agency or commission, self-regulatory organization, or any court, tribunal or judicial or arbitral body.

“Hazardous Substance” shall mean any substance whether solid, liquid or gaseous in nature:

(i)           the presence of which requires or may hereafter require notification, investigation, or remediation under any Environmental Law;

(ii)           which is or becomes defined as “toxic”, a “hazardous waste”, “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” under any present or future Environmental Laws;

(iii)           which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Governmental Authority;

(iv)           which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds and is or becomes regulated by any Governmental Authority;

(v)           which contains polychlorinated byphenyls (PCBs) or asbestos or urea formaldehyde foam insulation; or

(vi)           which contains or emits radioactive particles, waves or materials, including radon gas.

“Indemnified Party” means a Purchaser Indemnified Party, or a Seller Indemnified Party, as the case may be.

“Indemnifying Party” means a party that is required to indemnify any Indemnified Party pursuant to Article X.

“Law” means any applicable law (statutory, common or otherwise), rule or regulation of any Governmental Authority and any award in any arbitration proceeding.

“Leased Equipment” means all radio and communication and other equipment leased by Seller in connection with the Vessel, including but not limited to the equipment listed on Schedule A.

“Liabilities” means any and all liabilities, debts, obligations and commitments of any nature whatsoever, whether known or unknown, accrued or fixed, absolute or contingent, or matured or unmatured, including those arising under any Law, License, Order, Action or contract.

“License” means any license, permit, consent, approval, certification or other authorization of any Governmental Authority.

“Lien” means, with respect to any asset or property, any lien, mortgage, pledge, hypothecation, charge, security interest or encumbrance of any kind in respect of such asset or property.

“Offer Notice” has the meaning set forth in Section 7.3(c).

“Option Agreement” has the meaning set forth in the recitals.

“Order” means any order, injunction, judgment, award, decree or ruling of any Governmental Authority.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency) of the Person in question.

“Outside Date” means December 1, 2011 or such later date agreed to between the parties to the Option Agreement and/or the Vessel Purchase Agreements to be the “Outside Date” thereunder.

“Permit” means any license, permit, registration, franchise, variance, exemption, Order approval, authorization, consent, certificate, certificate of authority, American Bureau of Shipping certificate, Coast Guard certificate, qualification, order or similar document or authority required, issued or granted by any Governmental Authority.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, trust, unincorporated organization or Governmental Authority.

“Proposed Purchaser” has the meaning set forth in Section 7.3(c).

“Purchase Price” has the meaning set forth in Section 3.1.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Indemnified Parties” means (i) Purchaser, (ii) its Affiliates, (iii) their respective directors, officers, employees and agents, and (iv) their respective heirs, executors, successors and permitted assigns.

“Seller” has the meaning set forth in the Preamble.

“Seller Disclosure Letter” means the disclosure letter delivered by Seller to Purchaser prior simultaneously with the execution and delivery of this Agreement.

“Seller Indemnified Parties” means (i) Seller, (ii) its Affiliates, (iii) their respective directors, officers, employees and agents, and (iv) their respective heirs, executors, successors and permitted assigns.

“Status” has the meaning set forth in Section 4.8.

“Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) means (i) all foreign, federal, state, provincial and local taxes, duties or assessments of any nature whatsoever, including all income, profits, franchise, gross receipts, net receipts, capital stock, recording, stamp, document, transfer, severance, payroll, employment, unemployment, social security, disability, sales, use, property, withholding, excise, value-added, ad valorem, occupancy, insurance premium, surplus lines insurance, and other taxes, together with all interest, penalties, service fees and additions imposed by any Governmental Authority with respect to such amounts; and (ii) any liability for the payment of any Tax (A) as a result of being a member of an affiliated, consolidated, combined or unitary group, (B) as a result of any obligation under any Tax sharing, indemnity or similar agreement or arrangement or (C) as a result of transferee or successor liability, whether imposed by Law, contractual arrangement or otherwise.

“Tax Returns” means all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) filed or required to be filed with any Governmental Authority relating to Taxes.

“Third Party Claim” means a pending or threatened claim asserted by a third party or the commencement of any Action by a third party in respect of which indemnification shall be sought hereunder.

“Third Party Designee” has the meaning set forth in Section 2.3.

“Transfer Taxes” means all transfer, documentary, sales, use, value added, recording, stamp, gains and similar Taxes, together with all interest, penalties, service fees and additions imposed by any Governmental Authority with respect to such amounts and any interest in respect of such penalties and additions.

“U.S. Bank” has the meaning set forth in the recitals.

“Vessel” means the ocean freight barge “Mary Turner” (O.N. 646730) together with all machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment (other than personal computers and company-specific data, Leased Equipment and personal gear, which Seller shall remove from the Vessel prior to Closing Date), inventory, stores, spare parts and all other appurtenances used in or relating to the Vessel, whether or not on board, and fuel, lubricant and bunkers on board the Vessel.

“Vessel Purchase Agreement” has the meaning set forth in Section 2.3(a).

“Vessel Stores and Equipment” means such additional outfit, furniture, furnishings, appliances, spare and replacement parts, tools and stores, whether on board or on shore, provided by Seller for the operation of the Vessel that is the property of Seller, whether pursuant to Section 5(c) of the Demise Charter or otherwise.

ARTICLE II

PURCHASE AND SALE; THIRD PARTY DESIGNEE

Section 2.1.  Purchase of Vessel Stores and Equipment.Subject to Section 2.2, upon the terms and subject to the conditions set forth herein, at the Closing, Seller shall sell, transfer, assign, convey and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, free and clear of all Liens, all of Seller’s rights, titles and interests in and to the Vessel Stores and Equipment and Fuel Value.  None of Seller’s assets other than the Vessel Stores and Equipment and Fuel Value shall be sold to Purchaser pursuant to this Agreement.

Section 2.2.  No Assumed Liabilities.  Seller shall retain and shall be responsible for paying, performing and discharging when due, and Purchaser and its Affiliates shall not assume or have any responsibility for, any and all Liabilities of Seller and its Affiliates, whether arising prior to, on or after the Closing Date.  Notwithstanding anything herein to the contrary, Liabilities of Seller shall exclude any Liabilities given rise to by the acts or omissions of the Purchaser Indemnified Parties, whether arising prior to, on or after the Closing Date.

Section 2.3.  Third Party Designee.

(a)    Seller hereby irrevocably designates, and Purchaser hereby accepts designation, as Third Party Designee (as defined in the Option Agreement) for the purchase of the Vessel from U.S. Bank pursuant to and in accordance with the Option Agreement and the form of asset purchase agreement attached thereto (the “Vessel Purchase Agreement”).  Purchaser acknowledges that Seller has made available to Purchaser a copy of the Option Agreement and Vessel Purchase Agreement and all Ancillary Agreements (as defined in the Vessel Purchase Agreement) prior to the date hereof.  If Purchaser does not consummate the Closing, other than as a result of Seller not consummating its acquisition of the Peggy Palmer (as defined in the Option Agreement), Purchaser shall reimburse Seller its TWENTY FIVE THOUSAND DOLLARS (US$ 25,000.00) non-refundable deposit paid upon exercise of the Purchase Option under the Option Agreement.

(b)           Within three (3) Business Days of receiving written direction from Purchaser to such effect (a “Purchaser Direction Letter”), Seller agrees to deliver, in form and substance reasonably acceptable to Purchaser, a Demise Charter Partial Termination and Option Exercise Notice (as defined in the Option Agreement) in accordance with the Option Agreement exercising Seller’s right to partially terminate the Demise Charter and purchase the Vessels (as defined in the Option Agreement), and (i) designating as the Closing Date (as defined in the Option Agreement) the date specified as such in the Purchaser Direction Letter, (ii) allocating ELEVEN MILLION FIVE HUNDRED NINETY SEVEN THOUSAND THREE HUNDRED SEVENTY FIVE DOLLARS (US$ 11,597,375.00) as the Purchase Price (as defined in the Option Agreement) to the Vessel, (iii) designating as the location at which the Vessel shall be positioned as of the Closing Date (as defined in the Option Agreement) the location specified as such in the Purchaser Direction Letter and (iv) identifying Purchaser as a Third Party Designee (as defined in the Option Agreement).

(c)           Seller agrees to perform its obligations under the Option Agreement, and to enforce its rights thereunder to the extent necessary to cause the Seller under the Option Agreement and GATX (as defined in the Option Agreement) to perform their respective obligations under the Option Agreement, in each case in order to afford Purchaser the right to purchase the Vessel as a Third Party Designee.  Prior to the Outside Date, Seller agrees that it shall not agree to any termination or amendment of, or grant any extension, waiver or consent under, or deliver any notice or take any other action pursuant to, the Option Agreement without the prior written consent of Purchaser.

(d)           Following delivery of a Demise Charter Termination and Option Exercise Notice, (i) Seller agrees to execute a Vessel Purchase Agreement for the Peggy Palmer in the form attached to the Option Agreement and to consummate the transactions contemplated thereby, and (ii) and Purchaser agrees to execute a Vessel Purchase Agreement for the Mary Turner (as defined in the Option Agreement) in the form attached to the Option Agreement and to consummate the transactions contemplated thereby.

(e)           Seller acknowledges and agrees that Purchaser is not obligated to enter into a Vessel Purchase Agreement and thereby consummate the acquisition of the Vessel if the Purchaser has not obtained debt and/or equity financing necessary to fund all or such portion of the Purchase Price for the Vessel as Purchaser shall determine, on such terms that Purchaser determines to be acceptable in its sole and absolute discretion.  Purchaser shall not have any liability to Seller, and Seller shall have no recourse against Purchaser, in the event that the purchase and sale of the Vessel does not occur as a result of the Purchaser not obtaining the financing referred to in the immediately preceding sentence, including with respect to the transactions under this Agreement, the transactions under the Asset Purchase Agreement for the Beverly Anderson and the transactions under the Vessel Purchase Agreement for the Peggy Palmer, which transactions may also not be consummated in such event.

ARTICLE III

PURCHASE PRICE; CLOSING

Section 3.1.  Purchase Price.  The purchase price for the Vessel Stores and Equipment shall be THREE HUNDRED FIFTY SEVEN THOUSAND DOLLARS (US$ 357,000.00), plus the Fuel Value (such sum, the “Purchase Price”).

Section 3.2.  Closing.  The closing of the purchase and sale of the Vessel Stores and Equipment (the “Closing”) shall take place at the offices of Sheppard Mullin Richter & Hampton, LLP at 30 Rockefeller Plaza, New York, New York 10112, concurrently with the “Closing” under the Vessel Purchase Agreement (such date being referred to herein as the “Closing Date”).  All documents delivered and actions taken at the Closing shall be deemed to have been delivered or taken simultaneously and no proceedings will be deemed to have been taken nor documents executed or delivered until all have been taken, executed and delivered.

Section 3.3.  Closing Deliveries of Seller.  At the Closing, Seller shall deliver (or cause to be delivered) to Purchaser each of the following:

(a)           a bill of sale transferring the Vessel Stores and Equipment to Purchaser, duly executed by Seller, in the form attached hereto as Exhibit A;

(b)           the Consents listed on Section 4.3(b) of the Seller Disclosure Letter;

(c)           releases, including termination statements under the Uniform Commercial Code of any financing statements filed against the Vessel Stores and Equipment evidencing discharge, removal and termination of all Liens to which the Vessel Stores and Equipment are subject;

(d)           a certificate of an executive officer of Seller, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 8.1, and 8.2;

(e)           all classification and operating certificates (for hull, engines, anchors, chains, etc.), as well as plans and specifications which are on board or in Seller’s possession for the Vessel;

(f)           any such additional documents, including but not limited to the Certificate of Documentation issued by the National Vessel Documentation Center on Coast Guard Form CG 1270 for the Vessel, as may reasonably be required by the competent authorities for the purpose of documenting the Vessel under 46 United States Code Section 12101 et seq. in the name of Purchaser, endorsed for the United States coastwise and registry trades;

(g)           confirmation of class certificates for the Vessel (free and clear of any recommendations affecting class) issued by the American Bureau of Shipping Classification issued no earlier than three (3) days prior to the Closing Date;

(h)           a certificate of the Secretary of Seller, dated the Closing Date, setting forth the resolutions of the board of directors of Seller approving this Agreement, the Ancillary Agreements and all other documents contemplated hereby and thereby, and authorizing the transactions contemplated hereby and thereby; and

(i)           sufficient copies of a letter on Seller’s letterhead and signed by an officer of Seller addressed to warehousemen and bailees of Seller holding, storing or warehousing any machinery, engines, instruments, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment, inventory, stores, spare parts and all other appurtenances used in or relating to the Vessel and its Vessel Stores and Equipment but which are not on board the Vessel, to the effect that Purchaser has purchased, or otherwise has legal power and authority over, such assets and the warehouseman or bailee may do with the assets as Purchaser may thereafter direct, such letter to otherwise be in form and substance mutually agreeable Purchaser and Seller.

Section 3.4.  Closing Deliveries of Purchaser.  At the Closing, Purchaser shall deliver (or cause to be delivered) each of the following:

(a)           the Purchase Price by wire transfer of immediately available funds to an account designated by Seller;

(b)           a certificate of an executive officer of Purchaser, dated the Closing Date, certifying as to the fulfillment of the conditions specified in Sections 9.1 and 9.2; and

(c)           a certificate of the Secretary of Purchaser, dated the Closing Date, setting forth the resolutions of the board of directors of Purchaser approving this Agreement, the Ancillary Agreements and all other documents contemplated hereby and thereby, and authorizing the transactions contemplated hereby and thereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER

As an inducement to Purchaser to enter into this Agreement and to consummate the transactions contemplated hereby, Seller represents and warrants to Purchaser as follows:

Section 4.1.  Legal Existence and Organization; Citizenship.  Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Florida.  Seller is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its business requires it to be so qualified.  Seller is “citizen of the United States” within the meaning of 46 U.S.C. 50501 for the purpose of operating the Vessel in the coastwise trades of the United States.

Section 4.2.  Legal Power; Authorization; Enforceable Obligations.  Seller has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Seller.  This Agreement and the Ancillary Agreements have been duly and validly executed and delivered by Seller and constitute the legal, valid and binding obligations of Seller.  This Agreement and the Ancillary Agreements are enforceable against Seller in accordance with their terms, except as limited by the General Enforceability Exceptions.

Section 4.3.  No Conflict; Required Filings and Consents.

(a)           Neither the execution and delivery of this Agreement and the Ancillary Agreements by Seller, nor the consummation by Seller of the transactions contemplated hereby and thereby, nor compliance by Seller with any of the provisions hereof and thereof, will (i) conflict with or result in a breach of any provisions of the certificate of formation, limited liability company agreement or other governing documents of Seller, (ii)  constitute or result in the breach or violation of any term, condition or provision of, or constitute a default under (without regard to requirements of notice, passage of time or elections of any Person), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon the Vessel or the Vessel Stores and Equipment, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which Seller, the Vessel or the Vessel Stores and Equipment may be subject, (iii) violate any Order, Permit or Law applicable to Seller, the Vessel or the Vessel Stores and Equipment or give any third party or Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit held by Seller, or (iv) give any Person the right to challenge any of the transactions contemplated by this Agreement or the Ancillary Agreements or to exercise any remedies or obtain any relief under any Laws or Orders to which Seller, the Vessel or the Vessel Stores and Equipment may be subject.

(b)           Other than set forth on Section 4.3(b) of the Seller Disclosure Letter, no Consent is necessary for the consummation by Seller of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 4.4.  No Third Party Options; No Contractual Obligations.

(a)           Seller is not party to any existing (written or oral) agreements, options, commitments or rights with, of or to any person to acquire the Vessel or Vessel Stores and Equipment or any interest in or rights to the Vessel or the Vessel Stores and Equipment.

(b)           Neither Seller or any of its Affiliates are party to any charter agreement, contract of affreighment or other agreement (written or oral) which either (i) provides for the use of the Vessel by or for the benefit of, or the transport of goods of, any Person or (ii) restrict or limits the use or operation of the Vessel in any manner or in any geographic region.

Section 4.5.  Title to Vessel and Vessel Stores and Equipment.  At the Closing under the Vessel Purchase Agreement, Purchaser will acquire good, valid and marketable title to the Vessel free and clear of any Liens.

Seller has title to the Vessel Stores and Equipment and at the Closing, Purchaser will acquire good, valid and marketable title to the Vessel Stores and Equipment free and clear of any Liens.  The Vessel is equipped with machinery, engines, instruments, bunker fuel, stores, rigging, anchors, chains, cables, tackle, apparel, accessories, equipment, radio installation and navigational equipment, inventory, spare parts and all other appurtenances necessary for the operation of such Vessel, except any Leased Equipment, in the Ordinary Course of Business.

Section 4.6.  Condition of Vessel and Vessel Stores and Equipment.  Seller makes no representations or warranties, whether express or implied, regarding the physical condition or repair of the Vessel and the Vessel Stores and Equipment, and Purchaser hereby acknowledges and agrees that the Vessel Stores and Equipment are being purchased in “as is, where is” condition.

Section 4.7.  Litigation.  There is no Action pending or to Seller’s knowledge threatened in writing against Seller or any of its Affiliates affecting the Vessel or the Vessel Stores and Equipment or that seeks to delay or prevent the consummation of this Agreement or any other Ancillary Agreements or any action taken or to be taken hereby or thereby.

Section 4.8.  Permits; Vessel Documentation.

(a)           All Permits necessary to operate the Vessel are in full force and effect, are not in default, and are valid and unextended under all applicable Laws according to their terms.  Seller is in compliance in all material respects with all such Permits, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.  There is no Action or investigation pending of which Seller has received written notice or has been threatened to terminate, suspend, refuse to renew, or modify any Permit.  The Vessel is in class with all valid class certificates.  Any outside recommendations from the American Bureau of Shipping or the United States Coast Guard are set forth in Schedule B (the “Status”).

(b)           The Vessel is duly and currently documented by the United States Coast Guard with a coastwise endorsement under 46 U.S.C. § 12112 and is entitled to operate in the United States coastwise trades.

Section 4.9.  Labor Matters.  Seller and its Affiliates, and to Seller’s knowledge all U.S. Bank employees, are not a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union or organization which affects employment or work for hire, work rules or practices on, or U.S. Bank’s ability to sell, lease or transfer the Vessel.  Neither Seller nor any of its Affiliates, or to Seller’s knowledge all U.S. Bank employees, have received written notice of any grievance arising out of any collective bargaining agreement or other grievance procedure against it which could affect employment or work for hire on, or U.S. Bank’s ability to sell, lease or transfer the Vessel.  Seller has paid in full to all employees of Seller, and to Seller’s knowledge all U.S. Bank employees, providing services to the Vessel all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to such employees.

Section 4.10.  Compliance with Laws.

(a)           Seller is, and has been, in material compliance with all Laws and Orders applicable to its operation of the Vessel.

(b)           Seller has received no written notification or other notification or communication from any Governmental Authority or other Person asserting that Seller is not in compliance with any Law or Order applicable to Seller’s operation of the Vessel and no facts relating to Seller and/or the Vessel exist which could reasonably give rise to any claim that any such violation exists.

(c)           (i) There is no pending or threatened investigation, audit, review or other examination of Seller with respect to its operation of the Vessel by any Governmental Authority and (ii) Seller is not subject to, nor has Seller received any notice that it may become subject to, any Order, agreement, memorandum of understanding or other regulatory enforcement action or Action with respect to its operation of the Vessel.

Section 4.11.  Condition of Vessel.

(a)           Seller represents and warrants that at the Closing, the Vessel shall be in substantially the same condition as of the date the Purchaser inspected the Vessel, ordinary wear and tear excepted.

Section 4.12.  Environmental.

(a)           The ownership and operation of the Vessel, is, and at all times has been, in compliance in all material respects with its obligations under applicable Environmental Laws;

(b)           Seller has not caused or permitted a release of a Hazardous Substance to the Environment in connection with its operation of the Vessel;

(c)           There are no Environmental Conditions as a result of Seller’s operation of the Vessel in amounts exceeding the levels permitted by applicable Environmental Law or under circumstances that would reasonably be expected to result in liability under or relating to Environmental Law.

(d)           Seller has not disposed of, arranged for the disposal of, released, threatened to release, or transported any Hazardous Substances on the Vessel in violation of any applicable Environmental Law or in a manner that would reasonably be expected to result in liability under or relating to Environmental Law.

Section 4.13.  No Broker.  No broker, finder, investment banker or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

As an inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Purchaser represents and warrants to Seller as follows:

Section 5.1.  Legal Existence and Organization.  Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware.  Purchaser is duly qualified to do business, and is in good standing, in each jurisdiction in which the character of the properties owned or leased by it or in which the conduct of its requires it to be so qualified.

Section 5.2.  Legal Power; Authorization; Enforceable Obligation.  Purchaser has the requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements and all agreements and documents contemplated hereby and thereby to be executed and delivered by it, and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, have been duly and validly authorized by all necessary corporate action on the part of Purchaser.  This Agreement and the Ancillary Documents have been duly and validly executed and delivered by Purchaser and constitute the legal, valid and binding obligations of Purchaser.  This Agreement and the Ancillary Agreements are enforceable against Purchaser in accordance with their terms, except as limited by the General Enforceability Exceptions.

Section 5.3.  No Conflicts; Consents.

(a)           Neither the execution and delivery of this Agreement and the Ancillary Agreements by Purchaser, nor the consummation by Purchaser of the transactions contemplated hereby and thereby, nor compliance by Purchaser with any of the provisions hereof and thereof, will (i) conflict with or result in a breach of any provisions of the articles of incorporation, by-laws or other governing documents of Purchaser, (ii) constitute or result in the breach or violation of any term, condition or provision of, or constitute a default under (without regard to requirements of notice, passage of time or elections of any Person), or give rise to any right of termination, cancellation or acceleration with respect to, or result in the creation or imposition of a Lien upon any property of Purchaser, pursuant to any note, bond, mortgage, indenture, license, agreement, lease or other instrument or obligation to which it is a party or by which Purchaser may be subject, or (iii) violate any Order, Permit or Law applicable to Purchaser or give any third party or Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify any Permit held by Purchaser, or (iv) give any Person the right to challenge any of the transactions contemplated by this Agreement and the Ancillary Agreements or to exercise any remedies or obtain any relief under any Laws or Orders to which Purchaser may be subject.

(b)           Other than the Consent of its lender, no Consent is necessary for the consummation by Purchaser of the transactions contemplated by this Agreement or the Ancillary Agreements.

Section 5.4.  No Broker.  No broker, finder, investment banker or other intermediary is entitled to any fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Purchaser.

ARTICLE VI

ACTION PRIOR TO THE CLOSING DATE

From and after the execution of this Agreement until the Closing Date (or earlier termination of this Agreement in accordance with Article XI):

Section 6.1.  Risk of Loss Prior to the Closing Date.  The Vessel Stores and Equipment shall be at Seller’s risk and expense until they are delivered to Purchaser in accordance with the terms of this Agreement.

Section 6.2.  Operation of the Vessel.  Seller shall continue to operate the Vessel in the Ordinary Course of Business, unless the Vessel is in lay-up, and use its commercially reasonable efforts to maintain the Vessel in substantially the same manner as heretofore.

Section 6.3.  No Breach of Representations and Warranties; Notification of Certain Matters.  Both Seller and Purchaser will refrain from taking any action, and each of them will endeavor in good faith not to permit any event to occur, which (a) would cause the conditions set forth in Articles VIII, and IX, as applicable, not to be satisfied, or (b) would otherwise prohibit such party from consummating the transactions contemplated hereby or by any Ancillary Agreement.  Seller or Purchaser, as the case may be, will, in the event of, or promptly after becoming aware of the occurrence of, any matter that would prevent it from consummating the transactions contemplated hereby or by any Ancillary Agreement, give detailed notice thereof to Seller or Purchaser, as the case may be.  Seller or Purchaser, as the case may be, will, after becoming aware of the occurrence of any matter that constitutes a material breach of any of such Person’s representations and warranties contained in Articles IV, or V, as applicable, give detailed  notice thereof to Seller or Purchaser, as the case may be, and each of Seller and Purchaser, as the case may be, shall use its commercially reasonable efforts to cure such breach if such breach is curable.  None of the disclosures pursuant to this Section 6.3 will be deemed to qualify, modify, or amend or supplement the representations, warranties or covenants of any party.

Section 6.4.  Notice of Litigation.  Promptly after becoming aware of the occurrence of, or the threatened occurrence of, any Action against or affecting the Vessel or Vessel Stores and Equipment, Seller shall give detailed notice thereof to Purchaser.

Section 6.5.  Fulfillment of Conditions to Purchaser’s Obligations.  Seller shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and by the Ancillary Agreements and to fulfill the conditions to Purchaser’s obligation contained in Article IX.

Section 6.6.  Fulfillment of Conditions to Seller’s Obligations.  Purchaser shall use commercially reasonable efforts to effectuate the transactions contemplated hereby and by the Ancillary Agreements and to fulfill the conditions to Seller’s obligations contained in Article VIII.

ARTICLE VII

COVENANTS AND AGREEMENTS

Section 7.1.  Transfer Taxes.  All Transfer Taxes which may be payable in connection with the transactions contemplated by this Agreement and the Ancillary Agreements shall be borne by Purchaser.  The party responsible under applicable Law for filing any Tax Return or other documentation relating to Transfer Taxes shall file such Tax Return or other documentation at its own expense, and the non-filing party shall use commercially reasonable efforts to cooperate with the filing party and join in the execution of any such Tax Returns and other documentation, if required.

Section 7.2.  Further Assurances.  At any time and from time to time following the Closing, as and when requested by Purchaser and without further consideration, Seller shall execute and deliver, or cause to be executed and delivered, such other documents and instruments and shall take, or cause to be taken, such further or other actions as Purchaser may reasonably request or as otherwise may be necessary or desirable to evidence and effectuate the transactions contemplated by this Agreement and the Ancillary Agreements.

Section 7.3.  Restrictions on Operation and Resale.

(a)           From and after the Closing Date and until such time as the Seller or its Affiliate shall have received evidence reasonably satisfactory to it that the Vessel has been scrapped, Purchaser, as Third Party Designee, shall and shall cause its Affiliates to, operate the Vessel for trade solely in the Geographic Trade Zone.

(b)           Subject to Section 7.3(c) below, Purchaser further agrees that it shall include as a condition in any documentation providing for the sale or other transfer of the Vessel to any Person that (i) such Person’s operation of such Vessel for trade shall be subject to the restriction set forth in the preceding sentence and (ii) such perpetual restriction shall also be included as a condition to any future sale or transfer of such Vessel to any other Person.

(c)           None of the restrictions contained in Section 7.3(b) above shall apply to a sale of the Vessel to a Person if the sale procedures set forth in this Section 7.3(c) are followed.  If at any time Purchaser has agreed to sell the Vessel to a Person other than Seller (the “Proposed Purchaser”), as a condition to consummating such sale, Purchaser shall give written notice (an “Offer Notice”) of such proposed sale to Seller which shall state the purchase price and the other terms and conditions on which Purchaser proposes to sell the Vessel to the Proposed Purchaser. The Offer Notice shall constitute an offer to sell the Vessel to Seller upon the terms and conditions set forth therein.  Seller shall have a period of ten (10) Business Days from its receipt of the Offer Notice to accept such offer by giving written notice to Purchaser of its intent to purchase the Vessel.  If Seller (i) declines the offer to purchase the Vessel set forth in the Offer Notice, (ii) fails to respond to the Offer Notice in writing within such ten (10) Business Day period or (iii) fails to consummate its purchase of the Vessel prior to the forty-fifth (45) day following its receipt of the Offer Notice, Purchaser shall be entitled to consummate the sale of the Vessel to the Proposed Purchaser upon the terms and conditions set forth in the Offer Notice.  The restrictions contained in Section 7.3(b) shall continue to apply if Purchaser does not complete the sale of the Vessel to the Proposed Purchaser during the six month period immediately following the delivery of the Offer Notice.  Purchaser shall not be permitted to sell the Vessel pursuant to the foregoing sale procedure prior to July 1, 2015 other than during such time as there shall exist a default by Purchaser or its Affiliates under Purchaser’s credit facility documentation.

(d)           Nothing contained in Section 7.3(a) or (b) shall limit Purchaser’s or any other Person’s ability to (x) sail the Vessel in any location outside of the Geographic Trade Zone, provided that such Vessel is not being utilized for trade, or (y) scrap the Vessel in any place outside the Geographic Trade Zone or sell such scrap at any place outside of the Geographic Trade Zone.

ARTICLE VIII

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligations of Purchaser to consummate the transactions contemplated under this Agreement are subject to the fulfillment of each of the following conditions, any and all of which may be waived in whole or in part by Purchaser, in its sole discretion:

Section 8.1.  Representations and Warranties.  The representations and warranties of Seller contained in this Agreement and each Ancillary Agreement shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of the Closing Date.

Section 8.2.  Performance.  Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and each Ancillary Agreement to be performed or complied with by Seller prior to or at the Closing Time.

Section 8.3.  Injunctions.  There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against the consummation of the transactions contemplated hereby or by any Ancillary Agreement.

Section 8.4.  Consents.  The Purchaser shall have received all of the Consents set forth on Section 4.3(b) of the Seller Disclosure Letter.

Section 8.5.  Closing Deliverables.  Seller shall have delivered to Purchaser each of the closing deliverables set forth in Section 3.3 of this Agreement.

Section 8.6.  Financing.  Purchaser shall have obtained debt and/or equity financing in order to fund all or such portion of the Purchase Price of the Vessel as Purchaser shall determine, on such terms as Purchaser determines to be acceptable in its sole discretion.

Section 8.7.  Other Transactions.  The “Closing” under the Vessel Purchase Agreement for the Vessel shall occur concurrently with the Closing and the “Closing” under the Asset Purchase Agreement for the Beverly Anderson shall occur immediately after the Closing.

ARTICLE IX

CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SELLER

The obligations of Seller to consummate the transactions contemplated under this Agreement are subject to the fulfillment of each of the following conditions, any and all of which may be waived in whole or in part by Seller, in its sole discretion:

Section 9.1.  Representations and Warranties.  The representations and warranties of Purchaser contained in this Agreement and each Ancillary Agreement shall be true and correct in all respects, in each case, as of the date of this Agreement and as of the Closing Date, with the same force and effect as if made as of the Closing Date.

Section 9.2.  Performance.  Purchaser shall have performed and complied in all material respects with all covenants and agreements required by this Agreement and each Ancillary Agreement to be performed or complied with by Purchaser prior to or at the Closing Time.

Section 9.3.  Injunctions.  There shall not be in effect any injunction or restraining order issued by a court of competent jurisdiction in an Action against the consummation of the transactions contemplated hereby or by any Ancillary Agreement.

Section 9.4.  Closing Deliverables.  Purchaser shall have delivered to Seller each of the closing deliverables set forth in Section 3.4 of this Agreement.

Section 9.5.  Other Transactions.  The “Closing” under the Vessel Purchase Agreement for the Vessel shall occur concurrently with the Closing and the “Closing” under the Asset Purchase Agreement for the Beverly Anderson shall occur immediately after the Closing.

ARTICLE X

INDEMNIFICATION

Section 10.1.  Survival.

(a)           The representations and warranties of the parties contained in this Agreement shall survive the Closing Date for a period of two (2) years, except that the representations and warranties of Seller contained Sections 4.1, 4.2, 4.3, 4.4, 4.5, 4.8, 4.9, and 4.12 shall survive the Closing Date until ninety (90) days after expiration of the statute of limitations applicable to the matters covered thereby.  The covenants and agreements of the parties contained in this Agreement shall survive the Closing Date until the date explicitly specified therein or, if not so specified, indefinitely or until the latest date permitted by Law.

(b)           Notwithstanding the preceding paragraph (a), any breach of any representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Article X shall survive the time at which it otherwise would terminate pursuant to the preceding paragraph if a good faith notice of the breach giving rise to such right of indemnification shall have been given to the party against whom indemnification may be sought prior to such time.

Section 10.2.  Indemnification by Seller.  Subject to the limitations set forth in this Article X, Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Damages incurred or suffered by the Purchaser Indemnified Parties (whether or not involving a Third Party Claim) resulting from, in connection with or arising out of:  (a) any breach of, or inaccuracy in, any representation or warranty of Seller contained in this Agreement or any Ancillary Agreement; (b) any breach of, or failure to perform, any covenant or agreement of Seller contained in this Agreement or any Ancillary Agreement; (c) any and all Liabilities of Seller, including Liabilities arising out of the ownership or operation of the Vessel prior to the Closing, other than Liabilities given rise to by the acts or omissions of Purchaser Indemnified Parties; or (d) any and all Actions against any Purchaser Indemnified Parties that relate to the Vessel if the principal event giving rise thereto occurred prior to the Closing, other than Actions given rise to by the acts or omissions of the Purchaser Indemnified Parties.

Section 10.3.  Indemnification by Purchaser.  Subject to the limitations set forth in this Article X, Purchaser shall indemnify, defend and hold harmless the Seller Indemnified Parties from and against any and all Damages incurred or suffered by the Seller Indemnified Parties (whether or not involving a Third Party Claim) resulting from, in connection with or arising out of:  (a) any breach of, or inaccuracy in, any representation or warranty of Purchaser contained in this Agreement or any Ancillary Agreement; (b) any breach of, or failure to perform, any covenant or agreement of Purchaser, including Liabilities contained in this Agreement or any Ancillary Agreement; (c) any and all Liabilities of Purchaser, including Liabilities arising out of the ownership and operation of the Vessel after the Closing, other than Liabilities given rise to by the acts or omissions of the Seller Indemnified Parties; or (d) any and all Actions against any Seller Indemnified Parties that relate to the Vessel if the principal event giving rise thereto occurred after the Closing, other than Actions given rise to by the acts or omissions of the Seller Indemnified Parties.

Section 10.4.  Limitations on Indemnification.  The maximum aggregate liability of Seller under Section 10.2 shall not exceed the Purchase Price

Section 10.5.  Procedure for Third Party Claims.

(a)           Notice.  Promptly after an Indemnified Party has received notice or has knowledge of any Third Party Claim, the Indemnified Party shall give the Indemnifying Party written notice (a “Claim Notice”) describing in reasonable detail the nature and basis of the Third Party Claim and, if ascertainable, the amount in dispute under the Third Party Claim; provided, however, that the failure of the Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations to provide indemnification hereunder except to the extent (and only to the extent) that the Indemnifying Party shall have been adversely prejudiced by such failure.

(b)           Defense.  Subject to the limitations set forth in this Section 10.5(b), in the event of a Third Party Claim, the Indemnifying Party shall have the right (exercisable by written notice to the Indemnified Party within ten (10) days after the Indemnified Party has given a Claim Notice of the Third Party Claim) to elect to conduct and control, through counsel of its choosing and at the Indemnifying Party’s sole cost and expense, the defense, compromise or settlement of the Third Party Claim if the Indemnifying Party (i) has acknowledged and agreed in writing that, if the same is adversely determined, the Indemnifying Party shall provide indemnification to the Indemnified Party in respect thereof; provided, however, that the Indemnified Party may participate therein through separate counsel chosen by it and at its sole cost and expense.  Notwithstanding the foregoing, if (A) the Indemnifying Party shall not have given notice of its election to conduct and control the defense of the Third Party Claim within such 15 day period, (B) the Indemnifying Party shall fail to conduct such defense diligently and in good faith, (C) the Indemnified Party shall reasonably determine on written advice of outside counsel that use of counsel selected by the Indemnifying Party to represent the Indemnified Party would present such counsel with an actual or potential conflict of interest, or (D) the Third Party Claim is for injunctive, equitable or other non-monetary relief against the Indemnified Party, then in each such case the Indemnified Party shall have the right to control the defense, compromise or settlement of the Third Party Claim with counsel of its choice at the Indemnifying Party’s sole cost and expense.  In connection with any Third Party Claim, from and after delivery of a Claim Notice, the Indemnifying Party and the Indemnified Party shall, and shall cause their respective Affiliates and representatives to, cooperate fully in connection with the defense or prosecution of such Third Party Claim, including furnishing such records, information and testimony and attending such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Indemnifying Party or the Indemnified Party in connection therewith.  In addition, the party controlling the defense of any Third Party Claim shall keep the non-controlling party advised of the status thereof and shall consider in good faith any recommendations made by the non-controlling party with respect thereto.

(c)           Settlement Limitations.  Except as set forth below, no Third Party Claim may be settled or compromised (i) by the Indemnified Party without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, conditioned or delayed) or (ii) by the Indemnifying Party without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned or delayed).  Notwithstanding the foregoing, (A) the Indemnified Party shall have the right to pay, settle or compromise any Third Party Claim, provided that in such event the Indemnified Party shall waive all rights against the Indemnifying Party to indemnification under this Article X with respect to such Third Party Claim unless the Indemnified Party shall have sought the consent of the Indemnifying Party to such payment, settlement or compromise and such consent shall have been unreasonably withheld, conditioned or delayed; and (B) the Indemnifying Party shall have the right to consent to the entry of a judgment or enter into a settlement with respect to any Third Party Claim without the prior written consent of the Indemnified Party if the judgment or settlement (x) involves only the payment of money damages (all of which will be paid in full by the Indemnifying Party concurrently with the effectiveness thereof), (y) will not encumber any of the assets of the Indemnified Party and will not contain any restriction or condition that would apply to or adversely affect the Indemnified Party or the conduct of its business, and (z) includes, as a condition to any settlement or other resolution, a complete and irrevocable release of the Indemnified Party from all liability in respect of such Third Party Claim and includes no admission of wrongdoing.

(d)           Reimbursement.  Damages shall be reimbursed by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills or invoices with respect to such Damages are received by the Indemnifying Party.

Section 10.6.  Exclusive Remedy.  From and after the Closing, except for remedies for injunctive or equitable relief, claims for fraud or intentional misrepresentation or as otherwise expressly provided in this Agreement or the Ancillary Agreements, the indemnification rights set forth in this Article X shall be the sole and exclusive remedy for any claim arising out of this Agreement or the Ancillary Agreements.

Section 10.7.  Treatment of Indemnification Payments.  All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Purchase Price for Tax purposes.  In the event that any Governmental Authority successfully asserts that such indemnification payments are taxable, then such indemnification payments shall be made on an after-Tax basis.

Section 10.8.  Effect of Investigation.  The right of any Indemnified Party to indemnification, payment of Damages and other remedies provided for herein based on a breach of any representation, warranty, covenant or agreement of any party contained in or made pursuant to this Agreement or Ancillary Agreement shall not be deemed waived or otherwise affected by any information furnished to, any investigation conducted by, or any knowledge of, any Indemnified Party, except as expressly set forth in any section of the Seller Disclosure Letter.

Section 10.9.  No Punitive Damages.  Notwithstanding anything herein to the contrary, no party shall be entitled to payment for an indemnification claim under this Article X to recover punitive damages of any nature.

ARTICLE XI

TERMINATION

Section 11.1.  Termination.  This Agreement may be terminated at any time prior to the Closing Date:

(a)           by mutual consent of Purchaser and Seller;

(b)           by Purchaser, if there has been a material violation or breach by Seller of any representation, warranty, covenant or agreement contained in this Agreement, provided, that notice of such material violation or breach shall have been given to Seller and such material violation or breach shall not have been cured within five (5) Business Days of receipt of such notice (provided, further, that, Purchaser must not be in violation or breach of any representation, warranty, covenant or agreement contained in this Agreement);

(c)           by Seller, if there has been a material violation or breach by Purchaser of any representation, warranty, covenant or agreement contained in this Agreement, provided, that notice of such material violation or breach shall have been given to Purchaser and such material violation or breach shall not have been cured within five Business Days of receipt of such notice (provided, further, that, Seller must not be in violation or breach of any representation, warranty, covenant or agreement contained in this Agreement); or

(d)           by either Purchaser, on one hand, or Seller, on the other hand, if the Closing shall not have occurred by the Outside Date (unless the Closing shall not have occurred on or before such date due to a breach of a representation or warranty or of a covenant by such party and/or the action or failure to act of the party seeking to terminate this Agreement).

Section 11.2.  Effects of Termination.  Except as otherwise provided in this Section 11.2, in the event of a termination of this Agreement pursuant to this Article XI (i) all further obligations of the parties under this Agreement shall terminate, (ii) no party shall have any right under this Agreement against any other party except as set forth in Article X, and (iii) each party shall bear its own costs and expenses; provided, however, that the termination of this Agreement under this Article XI shall not relieve any party of liability for any breach of this Agreement prior to the date of termination, or constitute a waiver of any claim with respect thereto.

ARTICLE XII

GENERAL PROVISIONS

Section 12.1.  Notices.  All notices, requests, claims, demands or other communications required or permitted hereunder shall be in writing signed by or on behalf of the party making the same, and shall be deemed given or delivered (w) when delivered personally, (x) if sent from within the United States by registered or certified mail, postage prepaid, return receipt requested, on the third (3rd) Business Day after mailing, (y) if sent by messenger or reputable overnight courier service, when received or (z) if sent by facsimile, when transmitted and confirmed during normal business hours (or, if delivered after the close of normal business hours, at the beginning of business hours on the next business day); and shall be addressed to each party at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 12.1):

(a)           If to Purchaser, to:

c/o Rand Logistics, Inc.
500 Fifth Avenue, 50th Floor
New York, NY 10110
Tel:  (212) 644-3450
Fax: (212) 644-6262
Attention:  President

With a copy (which shall not constitute notice) to:

Katten Muchin Rosenman LLP
575 Madison Avenue
New York, NY 10022
Tel: (212) 940-8800
Fax: (212) 940-8776
Attention:  Todd J. Emmerman, Esq.

(b)           If to Seller, to:

c/o United Maritime Group, LLC
601 S. Harbour Island Boulevard, Suite 230
Tampa, FL  33602
Tel: (813) 209-4200
Fax: (813) 272-2287
Attention:  Chief Financial Officer

With a copy (which shall not constitute notice) to:

Sheppard, Mullin, Richter & Hampton, LLP
30 Rockefeller Plaza
New York, NY 10112-0015
Tel:  (212) 635-8700
Fax:  (212) 653-8701
Attention:  Greggory B. Mendenhall, Esq.

Section 12.2.  Execution in Counterparts.  This Agreement may be executed in any number of original, facsimile or portable document format “PDF” counterparts, each of which shall have the same legal effect as an original, but all of which together shall constitute one and the same instrument.

Section 12.3.  Expenses.  Except as otherwise provided in this Agreement and hereunder, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions of this Agreement and the consummation of the transactions contemplated hereby.

Section 12.4.  Amendments and Waivers.  Any provision of this Agreement may be amended or waived if such amendment or waiver is in writing and signed, in the case of an amendment, by an authorized representative of each party, or in the case of a waiver, by the party against whom the waiver is to be effective.  No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 12.5.  Severability.  Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable Law, but if any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

Section 12.6.  Assignment; Successors and Assigns.  Neither this Agreement nor any of the rights, interests or obligations of any party hereunder may be assigned, delegated or otherwise transferred by such party, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment, delegation or other transfer without such consent shall be null and void; provided, however, that at and after the Closing, Purchaser may collaterally assign its rights and interests hereunder, without the consent of Seller, to any lender.  Subject to the preceding sentences, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

Section 12.7.  No Third Party Beneficiaries.  Nothing in this Agreement, express or implied, is intended or shall be construed to confer upon any third party, other than the parties hereto and their respective successors and assigns permitted by Section 12.6, any right, remedy or claim under or by reason of this Agreement.

Section 12.8.  Publicity.  No public release or announcement concerning the transactions contemplated hereby shall be issued by any party on or after the Closing Date without the prior consent (which consent shall not be unreasonably withheld) of the other party, except in the event as such release or announcements may be required by law, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance.

Section 12.9.  Governing Law; Arbitration; Direct Claims.

(a)           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule.

(b)           Any dispute, controversy or claim directly or indirectly relating to or arising out of this agreement shall be submitted to binding arbitration in New York, New York with The Society of Maritime Arbitrators, Inc. in accordance with the rules and procedures thereof.  Notwithstanding the foregoing, the parties to this agreement hereby acknowledge and agree that each shall be entitled to utilize the courts within the State of New York for the purposes of obtaining injunctive relief or other equitable remedies in order to avoid irreparable harm to such party that might otherwise result from delays caused by the arbitration process.  The award in the arbitration shall be final and binding and judgment thereon may be entered in any court having jurisdiction.  The costs and expenses (including reasonable attorney’s fees) of the prevailing party shall be borne and paid by the party that the arbitrator, or arbitrators, determine is the non-prevailing party.  Seller and Purchaser each hereby agree and consent to personal jurisdiction and venue in any federal or state court within the State of New York in connection with any action brought to enforce an award in arbitration.

(c)           In the event an Indemnified Party shall have a claim for indemnification hereunder that does not involve a Third Party Claim, the Indemnified Party shall, as promptly as practicable, deliver to the Indemnifying Party a written notice that contains (a) a description and the amount (the “Claimed Amount”) of any Damages incurred or suffered by the Indemnified Party, (b) a statement that the Indemnified Party is entitled to indemnification under Article X and a reasonable explanation of the basis therefore, and (c) a demand for payment by the Indemnifying Party.  Within 30 days after delivery of such written notice, the Indemnifying Party shall deliver to the Indemnified Party a written response in which the Indemnifying Party shall (i) agree that the Indemnified Party is entitled to receive all of the Claimed Amount (in which case such response shall be accompanied by a payment by the Indemnifying Party of the Claimed Amount), (ii) agree that the Indemnified Party is entitled to receive part, but not all, of the Claimed Amount (the “Agreed Amount”) (in which case such response shall be accompanied by payment by the Indemnifying Party of the Agreed Amount), or (iii) contest that the Indemnified Party is entitled to receive any of the Claimed Amount.  If the Indemnifying Party contests the payment of all or part of the Claimed Amount, the Indemnifying Party and the Indemnified Party shall use good faith efforts to resolve such dispute as promptly as practicable.  If such dispute is not resolved within 30 days following the delivery by the Indemnifying Party of such response, the Indemnified Party and the Indemnifying Party shall each have the right to submit such dispute to arbitration in accordance with the provisions of subsection (b) of this Section 12.9.

Section 12.10.  Bulk Sales Laws.  Each party hereby waives compliance with the provisions of any applicable “bulk sales,” “bulk transfer” or similar laws in connection with the sale of the Vessel Stores and Equipment.  Seller shall indemnify, defend and hold harmless the Purchaser Indemnified Parties from and against any and all Damages incurred or suffered by the Purchaser Indemnified Parties as a result of any noncompliance with any such laws.

Section 12.11.  Headings.  Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.  The Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

Section 12.12.  Number and Gender.  Whenever the context of this Agreement requires, words used in the singular shall be construed to include the plural and vice versa, and pronouns of whatsoever gender shall be deemed to include and designate the masculine, feminine, or neuter gender.

Section 12.13.  Specific Performance.  Each party agrees that if any of the provisions of this Agreement were not performed by Purchaser, on the one hand, or Seller, on the other hand, in accordance with their specific terms or were otherwise breached by such parties, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that the non-breaching party will be entitled to specific performance of the terms hereof.  Each parties waives any requirement for the posting of a bond in connection with any Action seeking specific performance; provided, however, that nothing herein will affect the right of any party to seek recovery against any party hereto, at law, in equity or otherwise, with respect to any covenants, agreements or obligations to be performed by such party after the Closing Date.

Section 12.14.  Entire Agreement; Integration.  This Agreement (including the Exhibits, Schedules, and Seller Disclosure Letter) and the Ancillary Agreements (a) constitute the entire agreement and understanding among the parties with respect to the subject matter contained herein, and (b) supersede any and all prior and/or contemporaneous agreements and understandings, both written and oral, among the parties with respect to such subject matter.

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IN WITNESS WHEREOF, each party has caused this Asset Purchase Agreement to be duly executed and delivered as of the date first written above.

GRAND RIVER NAVIGATION COMPANY, INC. By: /s/ Joseph W. McHugh, Jr. Name: Joseph W. McHugh, Jr. Title: Vice President
U.S. UNITED OCEAN SERVICES, LLC By: /s/ Walter Bromfield Name: Walter Bromfield Title: Senior Vice President, Finance

SCHEDULE A

Leased Equipment

None.

SCHEDULE B

Status Classifications and Recommendations

1.	See the attached ABS Survey Manager Survey Status Report (For Owner) Mary Turner, dated July 25, 2011.